Exhibit 99.1

EARNINGS RELEASE

HARRINGTON WEST ANNOUNCES RESULTS FOR THE MARCH 2003 QUARTER
AND DECLARES DIVIDEND

April 15, 2003

Harrington West Financial Group, Inc. (Nasdaq: HWFG), the holding company for Los Padres Bank, FSB and its division Harrington Bank, today announced that it earned $1.6 million or 36 cents per share on a fully diluted basis in the March 2003 quarter, compared to $1.1 million or 31 cents per share earned on a fully diluted basis in the March 2002 quarter. Net income increased 47.8% in the March 2003 over the March 2002 quarter, and fully diluted earnings per share increased 16.1% over the same period, accounting for the 973,615 of additional shares issued in the Company’s initial public offering (IPO) completed on November 12, 2002. Return on average equity was 14.9% in the March 2003 quarter compared to 14.0% in March 2002 quarter. Given the favorable earnings, the Company’s Board of Directors declared a regular quarterly dividend of 4 cents per share payable on May 8, 2003 to holders of record on April 25, 2003.

Total assets were $835.0 million as of March 31, 2003 compared to $824.3 at December 31, 2002 and $660.4 million at March 31, 2002. The growth in assets over the March 2003 quarter was primarily attributable to loan balances increasing $27.2 million in this quarter, while the investment portfolio decreased $10.6 million. The growth in assets over the 12 month period of $174.8 million was associated with loan growth of $40.3 million and investment growth of $126.1 million in anticipation of deploying the capital raised in the IPO. Book value per share was $10.15 at March 31, 2003, compared to $9.81 at December 31, 2002.

Financial Performance Analysis

The factors contributing to the net income improvement continued to be favorable growth in net interest income and banking fees, while operating expenses grew at a slower pace. Net interest income was $5.9 million in the March 2003 quarter, compared to $4.7 million in the March 2002 quarter, a 24.3% increase. Net interest margin also improved to 3.06% in the March 2003 quarter from 3.01% in the March 2002 quarter. The mix change of loans to higher spread earning business lines of commercial real estate and commercial loans and the growth in overall earning assets contributed to this performance. Over the last four quarters, HWFG’s net interest income has been favorably affected by $228 thousand per quarter from the accretion of the valuation adjustment on deposits relating to the acquisition of Harrington Bank in November 2001. All but $76 thousand of this adjustment was realized as of March 31, 2003.

Banking fee income was $1,024 thousand in the March 2003 quarter compared to $532 thousand in the March 2002 quarter, a 92.5% increase. Improving banking fee income, including loan and deposits fees, mortgage banking fees, and investment management fees through Harrington Wealth Management Company (HWM), is a strategic goal of the Company. All of these sources of fee income showed growth in the March 2003 quarter over the same quarter a year ago.

•	Loan and deposit fees were $407 thousand in the March 2003 quarter, growing 73.9% from the $234 thousand earned in the March 2002 quarter. Prepayment penalty fees remained strong with the lower interest rate environment and high refinancing levels.

•	Mortgage banking fees were $497 thousand in the March 2003 quarter, growing 134.4% from the $212 thousand earned in the same quarter a year ago. These fees continued to build with the favorable real estate markets and heavy refinancings. Los Padres Mortgage Company (LPMC), a joint venture with the largest RE/MAX realty franchise in the Arizona market, continues to build originations and added $209 thousand to banking fee income in the March 2003 quarter.

•	Investment management and custody fees through Harrington Wealth Management Company, too, continued to build steadily and reached $120 thousand in the March 2003 quarter compared to $86 thousand in the March 2002 quarter, up 39.5%.

Operating expenses were $4.3 million in the March 2003 quarter compared to $3.4 million in the March 2002 quarter, but virtually flat compared to the December 2002 quarter. The increase in expenses is due largely to commission related compensation relative to increased mortgage banking originations, the expenses associated with the start-up and ongoing operations of LPMC and the new Scottsdale banking operations, as well as some increases in corporate expenses to support the Company’s growth.

Community Banking Update

Our new operations demonstrated favorable financial results and continued growth in the March 2003 quarter. The new Scottsdale banking office reached $23.9 million in loans and $26.0 million in deposits at March 31, 2003, growing from the $14.1 million in loans and $17.5 million in deposits at the end of the December 2002 quarter, its first period of operation. LPMC continued to ramp-up its loan production capacity and brokered $13.7 million in loans in the March 2003 quarter, relative to $9.1 million in the December 2002 quarter, also its first period of operation.

Total deposits were $525.1 million at March 31, 2003 relative to $503.9 million at the same date last year. This increase in deposits is primarily attributable to the growth of deposits in the new Scottsdale banking office. From December 31, 2002 to March 31, 2003, deposits were virtually unchanged as management continued to emphasize core deposit growth and cost of funds improvement. As the Arizona deposits grew, some very rate sensitive deposits declined in other markets. Consequently, the Company’s cost of deposits declined 26 basis points in the March 2003 quarter to 2.13%.

Total net loans increased $27.2 million in the March 2003 quarter to $475.2 million compared to the $434.9 million at March 31, 2002. Loan demand was very strong in the quarter as the interest rate environment remained very favorable and the production capabilities of the

Company were enhanced through the new businesses. In the March 2003 quarter, the Company originated and brokered $111.6 million of loans for both portfolio and wholesale purposes compared to $39.5 million in the March 2002 quarter and $132.0 million in the December 2002 quarter.

Asset Quality

Non-performing assets were stable in the March 2003 quarter and were $197 thousand at quarter end compared to $218 thousand at December 31, 2002 and $1.5 million at March 31, 2002. In the March 2003 quarter, HWFG boosted its allowance for loan losses by $360 thousand, in response to the $27.2 million of loan growth largely in commercial real estate, business and multifamily loans and in accordance with its rigorous methodology for establishing loan loss reserves. At March 31, 2003, the allowance for loan losses totaled $4.1 million or .87% of total loans.

Investment Performance Summary

The total investment portfolio was $316.3 million at March 31, 2002 compared to $190.1 million at the same date a year ago. This increase in investments was made to deploy the $10.2 million in capital raised in the IPO and based on favorable market opportunities. Given the strong loan growth in the March 2003 quarter and prepayments of mortgage securities, the investment portfolio decreased $10.6 million in the quarter. Investment returns continued to markedly outpace expectations, resulting in a 3.16% annualized total return over one month LIBOR in the March 2003 quarter versus the Company’s goal of 1.00%. This performance is impacting favorably the financial results for the quarter.

Closing Comments

In commenting on the March 2003 quarterly results, Chairman and CEO of Harrington West, Craig J. Cerny stated “We are very pleased with our financial and franchise building results for the March 2003 quarter, and they surpassed our expectations due largely to three factors: excellent loan production and related net interest income improvement due to the favorable interest rate environment, better than expected growth from our new businesses in the Phoenix metro market, and excellent investment portfolio returns. Although our net interest income and margin improvement is encouraging due to our loan mix change and our investment portfolio results, we do not anticipate this performance improvement can be maintained at these high growth rates and expect more tempered results in the quarters to come. None the less, the franchise is building nicely, and we look forward to further growth in all of our markets and the opening of our second banking office in the Kansas City market late in the year.”

Harrington West Financial Group, Inc, is a $835.0 million financial institution holding company for Los Padres Bank and its division Harrington Bank. It operates 11 full service, banking operations on the central coast of California, Scottsdale Arizona, and Mission, Kansas. It also owns Harrington Wealth Management Company, a trust and investment management company with $123 million in assets under management or custody, and 51% of Los Padres Mortgage

Company, LLC, a joint venture mortgage origination company, with Resources Marketing, Inc, the largest RE/MAX realty franchise in Arizona, holding the remaining 49%.

This Release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act. All of the statements contained in the Release, other than statements of historical fact, should be considered forward-looking statements, including, but not limited to, those concerning (i) the Company’s strategies, objectives and plans for expansion of its operations, products and services, and growth of its portfolio of loans, investments and deposits, (ii) the Company’s beliefs and expectations regarding actions that may be taken by regulatory authorities having oversight of the operation, (iii) the Company’s beliefs as to the adequacy of its existing and anticipated allowances for loan and real estate losses and (iv) the Company’s beliefs and expectations concerning future operating results. Although the Company believes the expectations reflected in those forward-looking statements are reasonable, it can give no assurance that those expectations will prove to have been correct. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof and are not intended to give any assurance as to future results. The Company undertakes no obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

For information contact:	For share transfer information contact:
Craig J. Cerny 913/663-0180	Lisa Watkins 805/688-6644

Harrington West Financial Group, Inc.

	At	At	At
	March 31,	December 31,	March 31,
	2003	2002	2002

Selected Financial Condition Data:
Total assets	$834,991	$824,331	$660,439
Loans receivable, net	475,241	448,050	434,938
Securities available for sale	313,931	324,530	187,629
Securities held to maturity	2,334	2,368	2,508
Trading account assets	2,095	1,934	2,221
Deposits	525,120	525,271	503,851
Federal Home Loan Bank advances	239,000	235,000	101,403
Note payable	11,600	11,300	18,300
Stockholders’ equity	43,933	42,472	31,651

		At or for the Three Months Ended

	March 31,	December 31,	March 31,
	2003	2002	2002

Selected Income Statement Data:
Interest income	$11,358	$10,942	$10,796
Interest expense	5,121	5,342	5,869

Net interest income	6,237	5,600	4,927
Provision for loan losses	360	66	200

Net interest income after provision for loan losses	5,877	5,534	4,727
Other income:
Income (loss) from trading account assets (7)	576	134	16
Loss on extinquishment of debt (8)	(531)
Other Gain (loss)	90	—	—
Banking fee income (1)	1,024	977	532
Other expenses:
Salaries and employee benefits	2,391	2,185	1,915
Premises and equipment	653	619	494
Other expenses (2)	1,250	1,474	1,024

Income before income taxes	2,742	2,367	1,842
Income taxes	1,138	978	757

Net income	$1,604	$1,389	$1,085

Common Stock Summary:
Diluted earnings per share	$0.36	$0.34	$0.31
Dividends per share	0.04	0.03	0.03
Stockholders’ equity per share	10.15	9.81	9.44
Diluted weighted average shares outstanding	4,487,908	4,105,755	3,467,037

Harrington West Financial Group, Inc.

		At or for the Three Months Ended

	March 31,	December 31,	March 31,
	2003	2002	2002

Selected Operating Data (3):
Performance Ratios and Other Data:
Return on average assets	0.77%	0.69%	0.65%
Return on average equity	14.85	15.04	14.02
Equity to assets	5.26	5.15	4.79
Regulatory tangible capital ratio (Los Padres Bank)	6.25	6.11	6.57
Interest rate spread (4)	2.90	2.83	2.83
Net interest margin (4)	3.06	2.99	3.01
Average interest-earning assets to average interest- bearing liabilities	106.36	105.79	104.86
Total noninterest expenses to average total assets	2.06	2.13	2.07
Efficiency ratio (5)	62.22	65.70	65.28
Asset Quality Ratios (6):
Non-performing assets and troubled debt restructurings to total assets	0.00	0.03	0.22
Non-performing loans and troubled debt restructurings to total loans	0.04	0.05	0.34
Allowance for loan losses to total loans	0.87	0.84	0.90
Allowance for loan losses to total non-performing loans and troubled debt restructurings	2,110.15	1,739.95	265.05
Net charge-offs to average loans outstanding	0.00	0.07	0.00

(1)	Consists of service charges, wholesale mortgage banking income, trust income, other commissions and fees and other miscellaneous noninterest income.

(2)	Consists of computer services, consulting fees, marketing and other miscellaneous noninterest expenses.

(3)	With the exception of return on average assets and return on average equity (which are based on month-end balances), all ratios are based on average daily balances. All ratios are annualized where appropriate.

(4)	Interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average rate on interest-bearing liabilities Net interest margin represents net interest income as a percentage of average interest-earning assets.

(5)	Efficiency ratio represents noninterest expenses as a percentage of the aggregate of net interest income after provision for loan losses and noninterest income, excluding gains and losses on securities, deposits and loans.

(6)	Non-performing loans generally consist of non-accrual loans and non-performing assets generally consist of non-performing loans and real estate acquired by foreclosure or deed-in-lieu thereof.

(7)	Income (loss) from trading account assets included $431 of gains on the sale of high coupon mortgage-backed securities.

(8)	The loss of extinguishment of debt relates to the prepayment penalty incurred on a 5.25% fixed rate $15 million FHLB advance scheduled to mature on January 14, 2004.